Exhibit 99.1

News Release

Contact:	Zvi Eiref	Embargo until 11/9/04
	Chief Financial Officer	7:00 A.M. (Eastern Time)
609/279-7666

CHURCH & DWIGHT REPORTS THIRD QUARTER RESULTS

GAAP EARNINGS PER SHARE INCREASED 35% ON STRONG SALES GROWTH

PRINCETON, NJ, NOVEMBER 9, 2004 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the third quarter, ended October 1, 2004, of $27.4 million or $0.42 per share, an $0.11 per share or 35% increase over the $0.31 per share in the similar period a year ago. This year’s third quarter results include a previously announced pretax $6.2 million or $0.06 per share inventory step-up accounting charge related to the acquisition of the remaining 50% interest in Armkel LLC that Church & Dwight did not already own on May 28, 2004. Excluding this item, this year’s adjusted third quarter net income would have been $0.48 per share, $0.17 per share or 55% above last year. These per share numbers reflect a 3-for-2 stock split which became effective on September 1, 2004.

James R. Craigie, President and Chief Executive Officer, commented, “This was a very strong quarter both in terms of sales and earnings growth. As a result of this performance, and in line with our plans, we expect to significantly increase marketing and R&D spending in the fourth quarter over the same period last year to support the continued growth of the business and new product initiatives for 2005.”

For the first nine months, net income was $76.9 million or $1.19 per share, a $0.16 per share or 15% increase above last year’s $1.03 per share. This year’s results included accounting charges of $18.3 million related to the Armkel acquisition, consisting of inventory step-up charges of $10.3 million in the second and third quarters, and an $8.0 million charge to write off deferred financing costs in the second quarter. These charges reduced this year’s results by $0.17 per share. Last year’s results included a net $0.08 per share gain primarily related to the settlement of litigation and the reversal of prior year tax reserves. Excluding these items, this year’s nine months adjusted net income per share would have been $1.36, $0.41 per share or 43% above last year’s adjusted $0.95 per share.

Third quarter sales increased to $420.3 million from $265.6 million in the comparable period last year. This year’s results include sales of $114.8 million for the former Armkel business, and $27.6 million for the former Unilever oral care business in the United States and Canada acquired late last year. For the first nine months, sales increased to $1,057.1 million from $770.1 million in the same period last year, primarily due to combined sales of $244.1 million for the acquired Armkel and oral care businesses.

Third quarter gross profit margin of 38.2% was almost 8% higher than last year, mostly due to the addition of the higher margin Armkel and oral care businesses. For the nine months, gross profit margin was 35.6% compared to last year’s 30.4%

Third quarter marketing spending of $51.0 million, and selling, general and administrative expenses of $56.2 million, were both significantly higher than last year primarily due to the Armkel and oral care acquisitions.

Third quarter operating profit of $53.4 million was $24.5 million higher than last year’s $28.9 million, mostly due to the Armkel and oral care acquisitions. For the nine months, operating profit was $133.3 million compared to last year’s $82.7 million. For additional commentary on sales, operating expenses and margins, see the Church & Dwight and Affiliates (Non-GAAP Measures) section below.

The reduction in earnings from affiliates for both the third quarter and nine months reflects Church & Dwight’s consolidation of the Armkel results since the date of acquisition.

The increase in other expense for the three months includes a $4.9 million interest charge related to the recently announced settlement of the company’s indemnification obligation to Medpointe Healthcare Inc. (successor to Carter-Wallace) arising out of legal actions brought against Medpointe by the former Carter-Wallace stockholders. The remainder of the increase represented interest costs on the debt incurred by Church & Dwight in connection with the Armkel buyout.

The third quarter tax rate benefited from approximately $2.7 million in prior year tax credits.

At quarter-end, the Company had total outstanding debt of $902 million, and cash of $145 million, for a net debt position of approximately $756 million. This is a $514 million increase in net debt on a reported basis, but only a $180 million increase over the combined net debt position of $576 million (a non-GAAP measure) at the same quarter-end last year. During the past year, the Company has invested approximately $360 million in making the previously mentioned acquisitions of the Unilever oral care business in North America and the remaining 50% interest in Armkel.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s loan agreement, which includes Armkel for the five-month period prior to the acquisition, and excludes certain non-cash one-time items, are estimated at approximately $224 million for the nine months.

CHURCH & DWIGHT AND AFFILIATES (Non-GAAP Measures)

Management noted that, due to the operational synergies involved, the Company looks at the combined results of Church & Dwight and its unconsolidated affiliates, including Armkel for the period prior to its acquisition, in evaluating the financial performance of the business.

For the third quarter, combined sales increased to $432.2 million, $54.0 million or 14.3% above last year. Excluding sales for the acquired oral care business, foreign exchange gains, and a reversal of prior year promotion reserves due to a change in estimate, adjusted sales would have been $21.0 million higher than last year, equivalent to 5.6% combined organic sales growth.

At the product line level, sales of personal care and deodorizing products, the international business and specialty products were all higher than last year, while laundry sales were flat due to the timing of promotional activity. At the brand level, sales of Arm & Hammer® and Xtra® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Arm & Hammer toothpaste, Trojan® condoms and First Response® pregnancy test kits were all significantly higher than last year, while sales of laundry detergent powder, fabric softeners and antiperspirants were lower.

For the nine months, combined sales were $1,284.6 million, $167.7 million or 15.0% above last year. Excluding sales for the acquired oral care brands, foreign exchange gains and promotion reserve adjustments, adjusted combined sales would have been $59.3 million or 5.3% above last year; however, about 2% of this gain is attributable to the company’s fiscal calendar which made the first quarter and nine-month periods six days longer than the comparable periods a year ago.

On a combined basis, third quarter gross profit margin for Church & Dwight and its unconsolidated affiliates was 39.0%, compared to 38.0% last year. Excluding the previously mentioned inventory step-up charge, and a promotion reserve adjustment of $1.5 million, this year’s third quarter adjusted combined gross margin would have been about 40.3%, or 2.3% above last year. The gain is related to an improved product mix, with personal care products representing a higher percentage of total sales, combined with more efficient promotion spending, and supply chain efficiencies which offset commodity price increases for the period; in addition, new product launch costs were higher in last year’s third quarter.

For the nine months, combined gross profit margin was 39.6% compared to last year’s 38.7%. Excluding the previously mentioned inventory step-up charge in the second and third quarters, as well as promotion reserve adjustments of $5.0 million, adjusted gross margin would have been about 40.1%, or 1.4% higher than last year.

Third quarter marketing spending for Church & Dwight and its affiliates was $51.1 million, $11.5 million or 29.0% above last year. This increase includes marketing support for the acquired oral care brands as well as increased spending on certain other personal care and international brands. For nine months, marketing spending was $137.3 million, $22.6 million or 19.7% higher than last year.

Third quarter selling, general and administrative expenses of $61.9 million were $6.8 million higher than last year. The major factors were higher performance-based compensation, Sarbanes-Oxley compliance expenses, and selling and trademark amortization costs associated with the acquisition of the Unilever oral care brands, as well as the foreign exchange translation effect for certain foreign subsidiaries.

Operating profit for the third quarter was $55.7 million compared to last year’s $49.1 million. Excluding the inventory step-up charge and promotion reserve adjustment described earlier, adjusted combined operating profit would have been $60.4 million, $12.0 million or 25% above last year.

For the nine months, operating profit, including affiliates, was $178.5 million compared to last year’s $153.5 million. Excluding the gross margin items described above, adjusted combined operating profit would have been $183.8 million, $31.4 million or 20.6% above last year, with an operating margin of 14.4% compared to last year’s 13.7%.

As previously mentioned, the company expects to significantly increase its marketing spending in the fourth quarter compared to the same period last year. In part, this increase is to support several personal care products introduced earlier in the year, including Arm & Hammer Enamel Care™ toothpaste, a patented product which combines the cleaning and whitening properties of baking soda with fluoride and liquid calcium to fill tooth surfaces and restore enamel luster; and Trojan® condoms with Warming Sensations™, a unique lubricant system which warms the skin on contact for enhanced pleasure. In addition, the increase reflects new initiatives in support of the acquired oral care products, particularly Mentadent® toothpaste and toothbrushes and Close-Up® toothpaste. On the household products side of the business, there will also be marketing spending to support the new cat litter product, Arm & Hammer Multi-Cat, designed for households with two or more cats.

The company noted that, primarily as a result of its fiscal calendar, this year’s fourth quarter will have three fewer days of sales than the comparable period last year, which is equivalent to a sales reduction of more than 3% on a quarter-to-quarter comparison.

During the fourth quarter, the company will adopt accounting guidance EITF 04-8 relating to convertible bonds, which becomes effective December 15, 2004. This new guidance requires the company to retroactively restate its diluted earnings per share. We anticipate the impact to be an earnings reduction of $0.01 per share in each of the first and third quarters, amounting to a total reduction of $0.02 per share for the full year.

Mr. Craigie added, “Due to the anticipated significant increase in marketing and R&D, and the shorter fourth quarter, we expect earnings per share for the final three months to be flat or slightly higher than last year’s reported $0.25 per share (adjusted for the stock split). Our earnings objective for the year is now $1.42 to $1.43 per share on a GAAP basis after deducting the $0.02 per share impact from the change in convertible bond accounting described above. This compares with the previously announced objective of $1.40 to $1.41 per share.”

Mr. Craigie also noted that the company is facing higher costs for several categories of raw and packaging materials, particularly those based on energy prices. The company has successful strategies in place to improve its margin structure, and will intensify these strategies to counter the effect of the cost increases. These strategies include traditional cost reduction programs designed to improve supply chain and organizational efficiency; more efficient promotion spending using recently developed analytical tools; and selective price increases.

Mr. Craigie concluded, “While these commodity price increases are an issue that we are still working on, we feel that the company can continue to improve its margin structure in 2005. With the growth and margin enhancement opportunities available to Church & Dwight, we intend to maintain our primary objective of achieving 12.5%-15% average annual earnings per share growth over the long term.”

As previously reported, at its November 3 Board meeting, the company declared a quarterly dividend of 6 cents per share. The dividend is payable December 1, 2004 to stockholders of record at the close of business on November 15, 2004. This is the Company’s 415th regular quarterly dividend.

The Board also elected T. Rosie Albright, 57, to the Board of Directors effective immediately. Ms. Albright was previously President of Carter Products Division, the U.S. consumer products business of Carter-Wallace, Inc. now owned by Church & Dwight. Prior to that, she spent her career in consumer products marketing, including senior management positions with the Revlon Beauty Care and Almay cosmetics divisions of Revlon, Inc. She also serves on the boards of United Illuminating Holdings Corp. and Imagistics International, Inc.

Church & Dwight will host a conference call to discuss third quarter 2004 earnings results with the investment community on November 9 at 10:00 a.m. (ET). To participate, dial in at 800-599-9816, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code: 75652408, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations Section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross profit margin, earnings per share, non-cash accounting charges, increased marketing and R&D spending, new product launches, adoption of a new accounting guidance, effect of the company’s fiscal calendar, and financial forecasts. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), increases in raw material, packaging and energy prices, the company’s ability to raise prices or reduce promotion spending, the company’s ability to implement cost reduction programs in response to commodity price increases, the financial condition of major customers, trade, competitive and consumer reactions to the Company’s products and other factors described in Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Oct. 1, 2004	Sept. 26, 2003	Oct. 1, 2004	Sept. 26, 2003
Net Sales	$420,310	$265,566	$1,057,086	$770,127
Cost of sales	259,721	185,024	680,259	536,178

Gross profit	160,589	80,542	376,827	233,949
Marketing expenses	51,019	22,905	111,325	66,136
Selling, general and administrative expenses	56,169	28,763	132,213	85,109

Income from Operations	53,401	28,874	133,289	82,704
Equity in earnings of affiliates	1,143	5,164	13,759	25,844
Other income (expense), net	(16,375)	(4,648)	(34,772)	(13,272)

Income before minority interest and taxes	38,169	29,390	112,276	95,276
Income taxes	10,764	9,861	35,379	30,160
Minority Interest	4	7	17	22

Net Income	$27,401	$19,522	$76,880	$65,094

Net Income per share – Basic	$0.44	$0.32	$1.25	$1.08
Net Income per share – Diluted	$0.42	$0.31	$1.19	$1.03

Dividend per share	$0.06	$0.05	$0.17	$0.15
Weighted average shares outstanding - Basic	62,005	60,477	61,641	60,198
Weighted average shares outstanding - Diluted	64,935	63,372	64,754	63,087

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Oct. 1, 2004	Sept. 26, 2003
Assets
Current Assets
Cash, equivalents and securities	$145,440	$76,696
Accounts receivable	198,141	101,582
Inventories	152,666	78,411
Other current assets	30,531	23,485

Total Current Assets	526,778	280,174

Property, Plant and Equipment (Net)	330,827	247,325
Equity Investment in Affiliates	13,223	150,888
Intangibles and other assets	994,551	337,981

Total Assets	$1,865,379	$1,016,368

Liabilities and Stockholders’ Equity
Short-Term Debt	$112,158	$64,118
Other Current Liabilities	266,280	168,298

Total Current Liabilities	378,438	232,416

Long-Term Debt	789,676	254,574
Other Long-Term Liabilities	165,557	113,403
Stockholders’ Equity	531,708	415,975

Total Liabilities and Stockholders’ Equity	$1,865,379	$1,016,368

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding combined sales adjusted to exclude sales of the former Unilever oral care brands, the effect of foreign exchange adjustments and the impact of a reversal of prior year promotion reserves due to a change in estimate. Management believes that the presentation of adjusted combined net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the reversal of the promotion reserves is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management, and exclusion of the reversal of promotion reserves eliminates an accounting adjustment that is not reflective of day-to-day operations within a discrete period.

(Dollars in Millions)

	Three Months Ended		Nine Months Ended
	10/1/2004	9/26/2003	10/1/2004	9/26/2003
Net Sales As Reported	$420.3	$265.6	$1,057.1	$770.1
Plus: Armkel	—	103.3	192.7	316.5
Other Equity Investees	14.0	11.3	41.4	37.0
Less: Intercompany Eliminations	(2.1)	(2.0)	(6.6)	(6.7)

Combined Net Sales Including Investees	432.2	378.2	1,284.6	1,116.9
Less:
Unilever Brands	(27.6)	—	(85.8)	—
Foreign Exchange	(4.6)	—	(18.7)	—
Reversal of Promotion Reserves	(1.5)	(0.7)	(5.0)	(1.1)

Adjusted Net Sales	$398.5	$377.5	$1,175.1	$1,115.8
Percent Change	5.6%		5.3%

Adjusted Gross Profit Margin and Operating Profit

The press release also provides information regarding combined gross profit margin and combined operating profit, each adjusted to exclude the effect of reversal of the promotion reserve and the inventory step-up charge related to the acquisition of the Armkel business. Management believes the presentation of adjusted combined gross margin and adjusted combined operating profit is useful to investors for the reasons set forth above with respect to the adjustment items affecting combined net sales. In addition, elimination of the accounting charges removes the effect of charges that are not related to ongoing core operations of the combined entities.

Adjusted Net Income

The press release provides information regarding Church & Dwight’s Net Income adjusted to exclude accounting charges relating to Church & Dwight’s acquisition of the remaining 50% of Armkel that it did not own, and a gain primarily related to the settlement of litigation and, for the nine months ended October 1, 2004, the reversal of prior year tax reserves resulting from settlement of a state tax dispute. Management believes that the presentation of adjusted net income (including reconciliation information in the press release) is useful to investors because it enables them to assess Church & Dwight’s performance exclusive of accounting charges or isolated events that do not reflect Church & Dwight’s day-to-day operations.

Adjusted Net Debt

The press release provides information regarding combined Church & Dwight and Armkel net debt at September 26, 2003. Management believes this information is useful to investors because the former Armkel business is reflected in Church & Dwight’s October 1, 2004 balance sheet, and the presentation of Church & Dwight and Armkel net debt at September 26, 2003 enables investors to analyze the increase in Church & Dwight’s net debt position exclusive of the amount of indebtedness already existing at Armkel at September 26, 2003. Set forth below is a reconciliation of Church & Dwight’s net debt to Church & Dwight and Armkel’s net debt at September 26, 2003:

(Dollars in Millions)
Church & Dwight Total Debt	$318.7
Church & Dwight Cash	76.7

Church & Dwight Net Debt	$242.0

Armkel Total Debt	$386.9
Armkel Cash	52.5

Armkel Net Debt	$334.4

Church & Dwight Net Debt	$242.0
Armkel Net Debt	334.4

Church & Dwight and Armkel Net Debt	$576.4

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA
(Dollars in Millions)

Net Cash Provided by Operating Activities	$144.0

Interest Expense	29.3
Current Income Tax Provision	22.2
Proceeds from Affiliates	4.3
Change in Working Capital & Other Liabilities	(28.7)
Investment Income	(1.7)
Deferred Financing Write-Off	8.0
Other	3.2

Church & Dwight Adjusted EBITDA	180.6
Armkel Adjusted 5 month EBITDA	43.0

Combined Adjusted EBITDA	$223.6

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and nine months ended October 1, 2004, and September 26, 2003. The reconciliation reflects the elimination of intercompany sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

3rd Quarter and Nine Months 2004 vs. 2003

Dollars in Millions

	Three Months Ended October 1, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj's**	CHD & Affiliates
Deodorizing and Cleaning Products	$68.8	$—	$—	$—	$68.8

Laundry Products	$105.8	$—	$—	$—	$105.8

Personal Care Products	$124.6	$—	$—	$—	$124.6

Consumer Domestic	$299.2	$—	$—	$—	$299.2

Consumer International	$70.0	$—	$—	$—	$70.0

Total Consumer Net Sales	$369.2	$—	$—	$—	$369.2

Specialty Products Division	$51.1	$—	$14.0	$(2.1)	$63.0

Total Net Sales	$420.3	$—	$14.0	$(2.1)	$432.2

Gross Profit	$160.6	$—	$3.5	$4.6	$168.7
% of Net Sales	38.2%		25.0%		39.0%

Marketing	$51.0	$—	$0.1	$—	$51.1
% of Net Sales	12.1%		0.7%		11.8%

SG&A	$56.2	$—	$1.1	$4.6	$61.9
% of Net Sales	13.4%		7.7%		14.3%

Operating Profit	$53.4	$—	$2.3	$—	$55.7
% of Net Sales	12.7%		16.6%		12.9%

	Three Months Ended September 26, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj's**	CHD & Affiliates
Deodorizing and Cleaning Products	$61.3	$—	$—	$—	$61.3

Laundry Products	$105.6	$—	$—	$—	$105.6

Personal Care Products	$41.7	$50.5	$—	$—	$92.2

Consumer Domestic	$208.6	$50.5	$—	$—	$259.1
Consumer International	$9.8	$52.8	$—	$(0.7)	$61.9

Total Consumer Net Sales	$218.4	$103.3	$—	$(0.7)	$321.0

Specialty Products Division	$47.2	$—	$11.3	$(1.3)	$57.2

Total Net Sales	$265.6	$103.3	$11.3	$(2.0)	$378.2

Gross Profit	$80.5	$57.6	$2.9	$2.8	$143.8
% of Net Sales	30.3%	55.8%	25.7%		38.0%

Marketing	$22.9	$16.7	$0.0	$—	$39.6
% of Net Sales	8.6%	16.2%	0.3%		10.5%

SG&A	$28.7	$22.1	$1.5	$2.8	$55.1
% of Net Sales	10.8%	21.4%	13.2%		14.6%

Operating Profit	$28.9	$18.8	$1.4	$—	$49.1
% of Net Sales	10.9%	18.2%	12.1%		13.0%

	Nine Months Ended October 1, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj's**	CHD & Affiliates
Deodorizing and Cleaning Products	$194.5	$—	$—	$—	$194.5

Laundry Products	$315.1	$—	$—	$—	$315.1

Personal Care Products	$284.6	$92.1	$—	$—	$376.7

Consumer Domestic	$794.2	$92.1	$—	$—	$886.3

Consumer International	$107.8	$100.6	$—	$(0.7)	$207.7

Total Consumer Net Sales	$902.0	$192.7	$—	$(0.7)	$1,094.0

Specialty Products Division	$155.1	$—	$41.4	$(5.9)	$190.6

Total Net Sales	$1,057.1	$192.7	$41.4	$(6.6)	$1,284.6

Gross Profit	$376.8	$109.9	$9.7	$11.8	$508.2
% of Net Sales	35.6%	57.0%	23.4%		39.6%

Marketing	$111.3	$25.7	$0.3	$—	$137.3
% of Net Sales	10.5%	13.3%	0.8%		10.7%

SG&A	$132.2	$45.0	$3.4	$11.8	$192.3
% of Net Sales	12.5%	23.4%	8.2%		15.0%

Operating Profit	$133.3	$39.2	$6.0	$—	$178.5
% of Net Sales	12.6%	20.3%	14.4%		13.9%

	Nine Months Ended September 26, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj's**	CHD & Affiliates
Deodorizing and Cleaning Products	$175.7	$—	$—	$—	$175.7

Laundry Products	$304.4	$—	$—	$—	$304.4

Personal Care Products	$125.2	$160.0	$—	$—	$285.2

Consumer Domestic	$605.3	$160.0	$—	$—	$765.3

Consumer International	$26.9	$156.5	$—	$(1.9)	$181.5

Total Consumer Net Sales	$632.2	$316.5	$—	$(1.9)	$946.8

Specialty Products Division	$137.9	$—	$37.0	$(4.8)	$170.1

Total Net Sales	$770.1	$316.5	$37.0	$(6.7)	$1,116.9

Gross Profit	$234.0	$180.6	$9.3	$8.4	$432.3
% of Net Sales	30.4%	57.1%	25.1%		38.7%

Marketing	$66.1	$48.4	$0.2	$—	$114.7
% of Net Sales	8.6%	15.3%	0.5%		10.3%

SG&A	$85.2	$66.4	$4.1	$8.4	$164.1
% of Net Sales	11.1%	21.0%	11.2%		14.7%

Operating Profit	$82.7	$65.8	$5.0	$—	$153.5
% of Net Sales	10.7%	20.8%	13.5%		13.7%

**	Adjustments include: elimination of intercompany sales; in Gross Profit, reclassification of the administrative costs of production planning and logistics functions.